EXHIBIT 10.30

FIVE YEAR AGREEMENT
BETWEEN

(Shareholder)
and
AMERICAN CRYSTAL SUGAR COMPANY
(Company)

1.                     PLANTING AND DELIVERY OBLIGATIONS.  Shareholder agrees during the Initial Term and any Renewal Term hereof to prepare land, plant, cultivate, harvest and deliver, the number of acres of sugarbeets equal to the number of Preferred Shares of Company then owned by Shareholder, subject to the provisions of Sections 2 and 3 of this Agreement.  Company shall not be obligated to purchase sugarbeets, and Shareholder agrees to destroy prior to August 15, sugarbeets from all acres planted in excess of that authorized by Company.  Land to be used for sugarbeet production, cultural and harvest practice requirements, and other matters shall be specified by annual contract to be entered into between Company and Shareholder as a supplement to this Agreement (the “Annual Contract”).  Company hereby reserves the right to disapprove of any field proposed to be used by a shareholder to grow sugarbeets if in the judgment of Company the field is not appropriate for sugarbeets due to disease, soil type, drainage conditions, or other factors.  Shareholder agrees to abide by any crop rotation policies that may be established by Company.  Shareholder agrees to comply with policies regarding destruction of damaged or diseased sugarbeets as established from time to time by Company.

2.                     TOLERANCES.  The total number of acres of sugarbeets to be planted by Shareholder shall be subject to overplant and underplant tolerances as established from time to time by Company pursuant to this Agreement.  Shareholder hereby acknowledges and agrees that said tolerances may be established and/or modified from time to time by Company as determined to be appropriate to respond to planting, crop conditions, and/or government imposed marketing allocations.  The initial tolerance and any modification thereof shall be effective upon communication of the same to Shareholder by Company, and the Annual Contract shall be deemed amended to the extent of the modified tolerance.

3.                     PRORATION.  Company hereby reserves the right to prorating delivery rights with regard to any crop to be delivered hereunder.  Any such proration shall be established by Company after a determination by the Board of Directors that Company may not be able to economically process the entire crop for any reason, including, but not limited to government imposed marketing allocations and for a larger than anticipated crop yield.  A proration shall be communicated to, and applied against, all shareholders of Company on a uniform and equitable basis as determined by the Board of Directors.  The Annual Contract shall be deemed modified to the extent of any such proration.

4.                     TERM.  The initial term of this Agreement shall be for the 2003, 2004, 2005, 2006 and 2007 crop years (the “Initial Term”).  This Agreement shall automatically renew for successive five (5) crop year terms (“Renewal Terms”) unless one party provides written notice to the other party on or before August 31 of the final crop year of the then current Initial or Renewal Term, of such parties intent to terminate this Agreement.  The provisions of this Agreement that are applicable to the final crop year of the then current Initial or Renewal Term shall remain in effect following notice of termination until performance has been completed with respect to such final crop year.

5.                     PAYMENT FOR SUGARBEETS.  Payment for sugarbeets delivered each crop year shall be made as set forth in this Section 5 (using the definitions set forth in Section 18).

(a)                                  The Gross Beet Payment for sugarbeets delivered shall be the “per hundredweight value of recovered sugar” multiplied by the number of hundredweight of “recovered sugar” contained in the sugarbeets delivered by Shareholder.  Shareholder’s share of “agri-products revenue” will be added while Shareholder’s share of “operating costs” will be subtracted, both allocated on a per net ton of sugarbeets delivered basis.  Company reserves the right to establish for each crop year, a marketing allocation adjustment program to provide for equitable treatment among shareholders from year to year as a result of limitations on production due to government imposed marketing allocations.  The costs and/or adjustments associated with this program will be used to determine the Gross Beet Payment in a manner consistent with the program, as approved by the Board of Directors.

(b)                                 The following allowances, costs and deductions, if applicable, will be used in adjusting Shareholder’s Gross Beet Payment to Shareholder’s Net Beet Payment:

(i)                                     Freight And Hauling Allowance Program:  Company reserves the right to establish for each crop year covered by this Agreement, a freight and hauling allowance program and in connection therewith to allocate the cost of the freight and hauling allowance program among shareholders of Company in a manner consistent with the program as approved from time to time by the Board of Directors.

(ii)                                  Early Delivery Allowance Program:  Company reserves the right to establish for each crop year, an early delivery allowance program in partial compensation to shareholders for the delivery of sugarbeets prior to the commencement of the piling campaign.  The cost of this program will be shared equally each crop year on a per net ton of sugarbeets delivered basis by all shareholders who have delivered sugarbeets to Company.

(iii)                               Minimum Payment Allowance Program:  Company reserves the right to establish for each crop year, a minimum payment allowance program.  The cost of this program will be shared equally each crop year on a per net ton of sugarbeets delivered basis by all shareholders who have delivered sugarbeets to Company.

(iv)                              Tare Incentive Program:  Company reserves the right to establish for each crop year, a tare incentive program to encourage growers to reduce tare.  The cost of this program will be allocated among shareholders of Company in a manner consistent with the program, as approved by the Board of Directors.

(v)                                 Unit Retain:  A unit retain  may be declared by the Board of Directors and the amount of such unit retain shall be deducted from the final payment to be made for sugarbeets, and Company may deduct the estimated unit retain from the periodic payments to be made pursuant to Section 6 of this Agreement.  The Board of Directors may estimate an amount of unit retain to be declared prior to its declaration.  Company reserves the right to determine the tax treatment of any unit retain at a date subsequent to the date that the amount of the unit retain is declared by the Board of Directors.  Shareholder consents to the provisions of Company’s Bylaws with respect to the tax treatment to Shareholder of unit retains.

(c)                                  Company reserves the right to establish for each crop year, a program to discourage late harvest by shareholders.  The charges associated with this program will be allocated among shareholders in a manner consistent with the program, as approved by the Board of Directors and will be reflected as an adjustment to one or more of the payments to be made to shareholder under this Agreement.

6.                     PAYMENT SCHEDULE.  Payment for sugarbeets delivered shall be made as follows:

(a)                                  An initial payment shall be made on or about November 15.  Such payment shall be sixty-five  percent (65%) of Company’s then current estimate of Shareholder’s Net Beet Payment for that crop year.

(b)                                 A second payment will be made on or about March 31.  Such payment shall be an amount which will bring that payment plus the November payment to ninety percent (90%) of Company’s then current estimate of Shareholder’s Net Beet Payment for that  crop year.

(c)                                  The final payment, which together with the prior payments shall equal one hundred percent (100%) of the Net Beet Payment, shall be made no later than 15 days after the approval of the Company’s audited financial statements as of its last fiscal year end.

Shareholder may from time to time request that Company deduct certain amounts from the payments to be made hereunder to satisfy payment obligations to third parties.  Company reserves the right to approve the form of such requests.  To the extent Company elects to honor such request(s), Shareholder shall defend and indemnify Company from all losses, costs, and damages (including attorneys’ fees and costs) incurred by Company as a result of payments to a third party.

THE PROVISIONS OF PARAGRAPH NO. 7 TO PARAGRAPH NO. 18, BOTH INCLUSIVE, AS SHOWN ON THE REVERSE HEREOF, ARE PART OF THIS AGREEMENT.   THE UNDERSIGNED REPRESENTS THAT HE/SHE IS AN AUTHORIZED REPRESENTATIVES OF SHAREHOLDER AND THAT HE/SHE HAS THE AUTHORITY TO BIND SHAREHOLDER TO THE TERMS OF THIS AGREEMENT.

Dated this            day of                         ,        .

AMERICAN CRYSTAL SUGAR COMPANY	SHAREHOLDER

By:	By:

Its:	Its:

7.                     BREACH AND REMEDIES.  Shareholder agrees to abide by the Articles of Incorporation and the Bylaws of Company, to comply with all applicable federal, state and local laws, ordinances, regulations and rulings, as well as Company’s operational and agricultural regulations and policies (collectively referred to herein as “Applicable Law and Policy”).  Shareholder acknowledges and agrees that Shareholder is required, pursuant to this Agreement, the Annual Contract, and the Bylaws of Company, to grow and deliver the sugarbeet crop to Company in each year at the times specified by Company.  Any one or more of the following shall constitute a breach of this Agreement by Shareholder: (i) the failure of Shareholder to plant, grow and deliver said crop to Company; (ii) the failure of Shareholder to comply with Applicable Law and Policy, (iii) the failure of Shareholder to comply with any provision of this Agreement, or (iv) the breach by Shareholder of any other agreement with Company.  Upon a breach of this Agreement, the Shareholder may be subject to one or more of the following remedies as determined by Company :

(a)                                  Expulsion as a member of Company;

(b)                                 Forfeiture of Shareholder’s Common Stock in Company and qualification to be a preferred shareholder of Company;

(c)                                  Termination of this Agreement and the right to deliver sugarbeets to Company for processing;

(d)                                 Payment of liquidated damages to Company, which liquidated damages are hereby declared and stated to be an amount equal to Shareholder’s share of Company fixed costs for processing of the crop; and

(e)                                  Any other legal or equitable remedy that may be available to Company under applicable law.

8.                     SOIL TESTS.  Shareholder agrees to undertake and conduct soil testing on an annual basis on all land Shareholder utilizes for growing of sugarbeets pursuant to this Agreement.  Shareholder further agrees to report and make available  the results of said soil  tests to the agricultural department of Company, together with information as to the amounts and kinds of fertilizer applied to the soil tested.

9.                     AGRICULTURE PRACTICES.  Shareholder agrees to plant only those seed varieties that have been approved from time to time by Company.  Shareholder agrees that it shall use no pesticide, chemical or other substances in a manner which could result in any residue in or on  sugarbeets grown for Company under this Agreement, or in any sugar or by-products produced from such sugarbeets, beyond the limits permitted by law or governmental regulations.  Shareholder acknowledges and agrees that Company shall have the right to reject and refuse delivery of any sugarbeets to which have been applied, or which have been grown on ground to which has been applied, any unauthorized, non-registered, non-approved or prohibited pesticide, chemical or other substance.  Shareholder further acknowledges and agrees that Company’s right to reject or refuse delivery of any  of said sugarbeets  may be invoked by Company at its sole option, regardless of whether or not use of, or application of, an unauthorized, non-registered, non-approved, or prohibited pesticide, chemical or other substance results in, or may result in, a residue in or on the sugarbeets grown, or sugar or by-products produced from such sugarbeets.

10.               INDEMNIFICATION.  Shareholder agrees to hold harmless and indemnify Company and all shareholders of Company from any and all losses, costs, or damages (including attorneys’ fees and costs) Company or its shareholders may incur as a result of Shareholder (i) delivering sugarbeets to Company grown from non-approved seed varieties, or to which have been applied, or which have been grown on ground upon or to which any unauthorized, non-registered, non-approved or prohibited pesticide, chemical or other substance has been applied; or (ii) breaching any provision of this Agreement.

11.               DELIVERY OF SUGARBEETS.  Delivery of sugarbeets shall be made by Shareholder at such times, in such quantities, and to such receiving stations as may be designated by Company.

(a)                                  Title and all risk of loss to said sugarbeets shall be and remain with Shareholder until such time as Shareholder completes delivery to Company at the designated receiving station, at which time title and risk of loss shall pass to Company.  The sugarbeets shall be protected from sun and frost after removal from ground, including sugarbeets that are loaded on truck.  Company has the option of rejecting any diseased, frozen or damaged sugarbeets, sugarbeets having less than 12% sugar or less than 80% purity, sugarbeets which, in Company’s opinion, are not suitable for storage or for the manufacture of sugar, sugarbeets as to which, in Company’s opinion, the terms and conditions of this Agreement have not been properly complied with, or for any other bona fide reason.

(b)                                 All sugarbeets delivered shall be properly defoliated and free from excess dirt, stones, trash and other foreign substances of any kind which might interfere with handling and processing at Company’s factories.  All sugarbeets shall be subject to a deduction for tare.  Tare determination, sugar percentage, and sugar loss to molasses shall be determined at quality laboratories operated by Company.

12.               SHAREHOLDER INDEBTEDNESS TO COMPANY.  It is agreed that the amount charged for all sugarbeet seed purchased from Company by Shareholder, and any and all other indebtedness to Company by Shareholder, whether due or not, shall constitute a debt which Company shall have the right to collect as it would any other contractual obligation.  Any such amounts or indebtedness that is due and payable or that hereafter may become due and payable to Company from Shareholder shall be, become and remain a first priority lien on the crop of sugarbeets to be grown and may, if not previously paid by Shareholder, be deducted by Company from any payments from Company to Shareholder that shall become due under this Agreement or any subsequent beet contract between Company and Shareholder.  Shareholder agrees to repay Company at the time of Shareholder’s initial beet payment for each crop year all such amounts or indebtedness, together with interest at a rate to Shareholder as may be set by Company, but not to exceed the highest rate allowed by law.  Shareholder hereby grants Company a security interest in any beet payments to be made to, or unit retains held in the name of Shareholder, for purposes of securing payment of such indebtedness.  Notwithstanding any other remedy which may be available, Company shall have the right, exercisable at its option, to offset any indebtedness to Company against the beet payments to be made to Shareholder hereunder and/or unit retains held in the name of Shareholder.

13.               NO LIABILITY.  In no event shall Company be liable to Shareholder for partial or complete failure of crop or for any injury or damage to sugarbeets prior to the time of delivery to Company.

14.               FORCE MAJEURE.  Fire, strikes, accidents, acts of God and the public enemy, or other causes beyond the reasonable control of the parties which prevent Shareholder from the performance of this Agreement, or Company  from utilizing the sugarbeets contracted for in the manufacture of sugar, shall excuse the respective parties from the performance of this Agreement.

15.               PREVENTED PLANTING.  Shareholder shall be unconditionally obligated to plant the sugarbeet crop unless such planting is prevented as a result of acts of God or other causes beyond the reasonable control of Shareholder, as provided in Section 14 of this Agreement.  If, after making all reasonable efforts, Shareholder has been prevented from planting the sugarbeet crop on or before June 1 of the applicable crop year, or such later date as may be established from time to time under federal crop insurance policies to enable a sugarbeet grower to receive prevented planting coverage at an unreduced level, (the “Prevented Planting Date”), Shareholder shall be relieved of its obligation to plant such sugarbeet crop.  Shareholder may elect to plant the sugarbeet crop at any time after the Prevented Planting Date.  A determination as to whether Shareholder is prevented from planting shall be mutually determined by Shareholder and a representative of Company based on Shareholder’s planting conditions for the period leading up to and including the Prevented Planting Date.

16.               BINDING EFFECT.  Subject to the limitations set forth in the Articles of Incorporation and Bylaws of Company, this Agreement shall be binding upon Shareholder, its heirs, legal representatives, successors and permitted assigns; and upon Company, its successors and assigns.  This Agreement shall not be transferable by Shareholder without written consent of Company.  No agent of Company has any authority to change, waive, or modify any of the terms or provisions of this Agreement.

17.               AMENDMENT.  Company reserves the right to amend any provisions of this Agreement as follows:

(a)                                  This Agreement may be amended by a resolution approved by the Board of Directors to the extent that such amendment does not have material adverse effect on the shareholders of Company, taken as a whole.  Such amendment shall be effective upon written notice to Shareholder.

(b)                                 This Agreement may be amended by a resolution approved at any regular or special meeting of shareholders of Company at which a quorum is registered as being present or represented by mail vote, by a majority of shareholders so present or represented by mail vote, where the notice of such meeting contains a statement of the proposed amendment.

18.               DEFINITIONS.  The following definitions shall apply with respect to terms used herein:

(a)                                  The “per hundredweight value of recovered sugar” shall be the “net selling price per hundredweight of sugar”, as hereinafter defined, recovered from that year’s crop, adjusted for the difference between the opening inventory book value and its actual net selling price, and adjusted by valuing the closing inventory at its estimated net realizable value.

(b)                                 “Recovered sugar” contained in the sugarbeets delivered by Shareholder shall be determined by Company deducting  from gross sugar (i) sugar loss to molasses on a fresh beet basis using the British Sugar Corporation’s Impurity Index Formula as modified by Company, and (ii) Shareholder’s share of other sugar losses incurred in the storage and processing of the sugarbeets, allocated on a per net ton of sugarbeets delivered basis, and increased by (iii) Shareholder’s share of additional sugar recovered through the molasses desugarization process on a per net ton of sugarbeets delivered basis.

(c)                                  The “net selling price per hundredweight of sugar” sold shall be determined by deducting from the gross sales price all such charges and expenditures as are regularly and customarily deducted from such gross sales price of sugar in accordance with Company’s system of accounting used to determine the “net selling price of sugar” sold.

(d)                                 “Agri-products revenue” shall be determined by using the net selling price of pulp, molasses, and any other by-product produced by Company, of that crop year as determined in accordance with Company’s system of accounting.

(e)                                  Operating costs shall be determined in accordance with Company’s system of accounting, and shall include all costs and expenses not otherwise accounted for with respect to business done with members, and shall be net of results from beet seed and other miscellaneous member business.